Exhibit 99.3

Noble Innovations, Inc. Announces Plans to Exhibit at the 2008 International Builders' Show in Orlando, Florida

Wednesday October 3, 6:00 am ET

PHOENIX--(BUSINESS WIRE)--Noble Innovations, Inc. announced today that it will be attending the 2008 INTERNATIONAL BUILDERS' SHOW® in Orlando, Florida February 13 - 16, 2008. Noble Innovations will have a 20 ft by 32 ft booth located in the South Hall of the Exhibit to display its first "green" products and to introduce itself to the building community. Noble's booth number is S10217.

The International Builders' Show® is the single most important building industry event. Last year attendance at the show exceeded 100,000 builders, contractors, architects and others associated with the building community. More than 1,900 exhibitors will showcase their latest products and services at the IBS. The show will also feature almost 300 education sessions designed to help the builders stay current on industry trends and issues.

According to James Cole, President and CEO of Noble Innovations, Inc., "The International Builders' Show is the largest assembly of building industry professionals in the world, so it gives us the best visibility on the largest stage possible, which is a terrific place when you're launching new products as exciting as ours." Cole also stated, "Noble Innovations, Inc. marketing plans call for attendance at many regional and national shows during 2008 and 2009 in our efforts to both educate and inform builders, plumbers, electricians, architects and the final consumer about Noble's energy efficient products."

For more information on the 2008 INTERNATIONAL BUILDERS' SHOW® you can click on www.BuildersShow.com. To view the location of the Noble Innovations' booth click on "View 2008 Exhibitors" under "Quick Links" on their Home Page. Next, select Find Exhibitors and enter Booth Number S10217.

About Noble Innovations, Inc.

Noble Innovations was founded to research, develop, manufacture, market and sell products using various technologies generally classified as "green" in nature. Noble Innovations intends to supply products that deliver increased functionality and energy efficiency to consumers. Noble has several working prototypes and is in the first stages of production of products.

Forward-Looking Statements

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1993 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates, and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: Noble's attending the 2008 International Builders' Show; actual "green" products being identified and produced; Noble's ability to commence operations; actual revenues resulting from its green products; costs and difficulties related to seeking investment candidates and raising of capital; access to corporate financing, costs, delays, and any other difficulties related to Noble's business plan, risks, and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions, and the ability to manage and continue growth. Should one or more of Noble's underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Noble makes in this news release include market conditions and those set forth in reports or documents Noble files from time to time with the United States Securities and Exchange Commission. Noble undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:

Noble Innovations, Inc., Phoenix

James A. Cole, 602-455-0507

Fax: 602-233-3434

jcole@noblecares.com